Exhibit 10.6.1
FIRST AMENDMENT TO THE
CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN
The CNA SUPPLEMENTAL EXECUTIVE SAVINGS AND CAPITAL
ACCUMULATION PLAN, as restated by CNA effective January 1, 2014, is hereby further amended as follows:
1.    Effective July 1, 2015, Section 2.1(b)(iii) is amended to read as follows:

“(iii)
An Employee who will be a Choice 2 Participant shall be eligible to participate, solely for purposes of being credited with Basic and Performance Contributions, in the first Plan Year in which his or her Retirement Plan Compensation exceeds the limitation of Code §401(a)(17). Effective July 1, 2015, Employees who are Choice 1 Participants are also eligible to participate for such purpose in the first Plan Year in which his or her Retirement Plan Compensation exceeds the limitation of Code §401(a)(17) (or if his or her Retirement Plan Compensation in 2015 exceeds such limit, including the portion paid prior to July 1, 2015, regardless of whether it exceeded such limit in prior Plan Years).”

2.	Effective July 1, 2015, Section 2.3(b) and (c) are amended to read as follows:
“(b)    In addition to the amounts set forth above, at the end of each Plan Year the Employer of an Active Participant who is a Choice 2 Participant shall credit to the Active Participant’s Matching Account an amount equal to the amount deferred by the Active Participant for the Plan Year pursuant to Section 2.2, multiplied by the Variable Matching Contribution percentage applicable to such Active Participant under the S-CAP. The Company shall also credit to the Matching Account of an Active Participant any Variable Matching Contribution that relates to a Before-Tax Contribution made under the S-CAP, but which Matching Contribution cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits. Commencing in 2015, the same amount shall be credited to the Matching Account of an Active Participant who is a Choice 1 Participant, but for 2015 such amount shall be based on Before-Tax Contributions made in payroll periods beginning on or after July 1, 2015.
(c)    In addition to the amounts set forth above, at the end of each Plan Year or pay period, as applicable, the Employer of an Active Participant who is a Choice 2 Participant shall credit to the Active Participant’s Employer Contribution Account an amount equal to the portion of the Active Participant’s Retirement Plan Compensation that exceeds the Tax Limits multiplied by the applicable Basic and Performance Contribution percentages applicable to such Active Participant under the S-CAP. The Company shall also credit to the Employer Contribution Account of an Active Participant any Basic or Performance Contribution that cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits. Commencing in 2015, the same amount shall be credited to the Employer Contribution Account of an Active Participant who is a Choice 1 Participant, but for 2015 such amount shall be based on the lesser of the amount of the Active Participant’s Retirement Plan Compensation that exceeds the Tax

Limits or the amount paid after June 30, 2015 (not including base salary earned in a payroll period beginning before June 30, 2015, regardless of when paid).”
3.    Effective July 1, 2015, Section 2.6(b)(ii) is amended to read as follows:

“(ii)
In the case of (A) a Choice 2 Participant, not later than 30 days after the date of the paycheck that causes his or her Retirement Plan Compensation to exceed the §401(a)(17) limit in the first year in which his or her Retirement Plan Compensation exceeds such limit or (B) a Choice 1 Participant, not later than 30 days after the date of the paycheck that causes his or her Retirement Plan Compensation to exceed such limit in the first year beginning with 2015 in which his or her Retirement Plan Compensation exceeds such limit or, if later, July 1, 2015; provided in either case, however, that if such Participant has deferred compensation or accrued a benefit under any nonqualified deferred compensation plan in any prior year (within the meaning of the last sentence of Treasury Regulation §1.409A-2(a)(7)(iii)), the payment election shall not apply to any deferred compensation for services provided prior to the date of the election (including the Participant’s annual bonus for the prior year), and such deferred compensation and the earnings thereon shall instead be paid as if no election had been made. ”

4.    Effective July 1, 2015, Section 5.1 is amended to read as follows:
“5.1    Amendment. The Company may amend the Plan at any time by action of the Board, or any person to whom the Board may delegate such authority, except that no amendment shall decrease the vested Account balance of any Participant as of the effective date of the amendment. The Board has delegated the authority to amend the Plan, with certain exceptions, to the senior officer of the Company responsible for human resources, and any amendment executed by such officer shall be binding on all parties. In addition, the Administrator is authorized pursuant to Section 4.3 to adopt rules and procedures that have the effect of amending technical, administrative or ministerial provisions of the Plan. By their execution of this amendment and restatement of the Plan, each Employer ratifies and accepts all prior amendments to the Plan, and agrees that in the future the Plan may be amended by action of the Company without consent of the other Employers.”
5. Except as otherwise provided herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, CNA Financial Corporation has caused this Amendment to be executed this 28th day of May, 2015.
CNA FINANCIAL CORPORATION

By: /s/Thomas Pontarelli
Thomas Pontarelli, Executive Vice President & Chief Administration Officer, Continental Casualty Company

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